Exhibit 99.1

TPI 2010 Shareholder Annual Meeting on 3/21/11 to Be Held at 100 Wall Street, near NYSE

CHENGDU, China, March 17, 2011 /PRNewswire-Asia-FirstCall/ -- Tianyin Pharmaceutical Co., Inc. (NYSE Amex: TPI), a pharmaceutical company that specializes in patented biopharmaceutical, modernized traditional Chinese medicine, branded generics and other pharmaceuticals announced the relocation of TPI 2010 Annual Shareholder Meeting to the 26th floor, Conference Room E of 100 Wall Street near NYSE at 10:00 am (EDT). Shareholders will be admitted beginning at 9:30 am.

The relocation is due to the most recent safety policy by NYSE that prevents any shareholder meetings to be arranged at NYSE.

Shareholders who would like to attend the annual meeting please contact the management of TPI 24 hours prior to the meeting for your passes to the meeting.

The direction to 100 Wall Street via public transportation is as follows:

Subways	2, 3 to Wall St.
4, 5 to Wall St./Broadway
J, Z to Broad St./Wall St.
R, W to Rector St.

Path Trains Hoboken-World Trade Center
Newark-World Trade Center

About TPI

TPI, headquartered at Chengdu, China, is a pharmaceutical company that specializes in the development, manufacturing, marketing and sale of patented biopharmaceutical medicine, modernized traditional Chinese medicines, branded generics and other pharmaceuticals. TPI currently manufactures a comprehensive portfolio of 56 products, of which 23 are listed in the national medicine reimbursement list, 7 are included in the essential drug list of China. TPI currently has a pipeline of 10 late stage products pending the SFDA approval that target various high incidence healthcare indications. TPI has an extensive nationwide distribution network with a sales force of 730 sales representatives out of totaled 1,365 employees.

For more information about TPI, please visit: http://www.tianyinpharma.com.

Safe Harbor Statement

The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact:
James Jiayuan Tong M.D. Ph.D.
Chief Financial Officer, Chief Business & Development Officer
Director
Tianyin Pharmaceutical Co., Inc.
Web: http://www.tianyinpharma.com
Email: Dr.Tong@tianyinpharma.com
Tel: +86-28-8551-6696 (Chengdu, China)
+86-134-3655-0011 (China)
+1-949-350-6999 (U.S.)

Address: 23rd Floor Unionsun Yangkuo Plaza
No 2 Block 3 South Renmin Road
Chengdu, 610041
China